Exhibit A:

Mr. Shao also directly owns an employee stock option to purchase 20,000 shares of Class A common stock with (i) an exercise price of $691.23 per share and (ii) an expiration date of February 23, 2031. Of the 20,000 shares subject to this option, 5,000 shares vested on February 23, 2022, 5,000 shares vested on February 23, 2023, 5,000 shares are scheduled to vest on
February 23, 2024, and 5,000 shares are scheduled to vest on February 23, 2025.

Mr. Shao also directly owns an employee stock option to purchase 20,000 shares of Class A common stock with (i) an exercise price of $404.60 per share and (ii) an expiration date of February 17, 2032. Of the 20,000 shares subject to this option, 5,000 shares vested on February 17, 2023, 5,000 shares are scheduled to vest on February 17, 2024, 5,000 shares are scheduled to vest on February 17, 2025, and 5,000 shares are scheduled to vest on February
17, 2026.

Mr. Shao also directly owns an employee stock option to purchase 20,000 shares of Class A common stock with (i) an exercise price of $175.00 per share and (ii) an expiration date of November 10, 2032. Of the 20,000 shares subject to this option, 5,000 shares are scheduled to vest on November
10, 2023, 5,000 shares are scheduled to vest on November 10, 2024, 5,000 shares are scheduled to vest on November 10, 2025, and 5,000 shares are scheduled to vest on November 10, 2026.

Mr. Shao also directly owns restricted stock units with the contingent right to receive 500 shares of Class A common stock. Of these 500 shares, 250 shares are scheduled to vest on November 13, 2023 and 250 shares are scheduled to vest on November 13, 2024.

Mr. Shao also directly owns restricted stock units with the contingent right to receive 1,533 shares of Class A common stock. Of these 1,533 shares, 383 shares are scheduled to vest on June 5, 2024, 383 shares are scheduled to vest on June
5, 2025, 383 shares are scheduled to vest on June 5, 2026, and 384 shares are scheduled to vest on June 5, 2027.

Mr. Shao also directly owns 3,065 performance stock units (PSUs) granted on June
5, 2023. Each PSU represents a contingent right to receive shares of Class A common stock of between 0 percent and 200 percent of the target number of units, with the percentage determined based on MicroStrategy's relative total shareholder return (TSR) as compared to the TSR of members of the Nasdaq
Composite Index over a three-year performance period (June 1, 2023 to May 31,
2026). Vesting is subject to certification by MicroStrategy's Compensation
Committee of the level of achievement of the performance goal and the participant's continued service through that date. The "target" number of PSUs is reported in this Exhibit A.